PRIVATE   AGREEMENT




                                ROYAL GOLD, INC.

                                    a n d

                                RAKOV PTY LTD







             PRIVATE AGREEMENT

THIS PRIVATE AGREEMENT (the "Agreement"), is made and entered into in London, England this 26th day of March 1998, by and between:

"RAKOV PTY LTD," an Australian registered company (ACN
081 713 555) incorporated under the laws of Australia, duly represented by Mr. Ian Plimer, with its principal office in Australia, at 55 Harrington Street, Sydney, NSW 2000, to be referred to hereinafter as "Rakov";

and

"ROYAL GOLD, INC.," an American registered company incorporated under the laws of the State of Delaware, with its principal offices at Suite 1000, 1660 Wynkoop Street, Denver, Colorado 80202-1132, USA duly represented by Mr. Peter Babin, President of the Company, to be referred to hereinafter as "Royal." (Rakov and Royal are collectively referred to, herein, as the "Parties.")

A. WHEREAS Silver & Baryte Ores Mining Co. S.A., an anonymous company duly organized and existing under the laws of Greece with principal offices in Athens, Greece, to be referred to hereinafter as "S&B," and the Greek Government have entered into a lease agreement, Nr 12.967/6.2.1992 of the Notary Public Mr Vassilios Sigalos (hereinafter "The Lease"), which entitles S&B to explore for and exploit, if mineable reserves are found, gold and other minerals (other than industrial minerals, silver and baryte) on the islands of Milos, Kimolos, Polyegos and Antimilos (hereinafter "The Area")

B. WHEREAS S&B has established a company by the name of MIDAS SA (hereinafter to be referred to as "MIDAS") for the purpose of carrying out the Lease through that company, and S&B has transferred the Lease to MIDAS.

C. WHEREAS Royal and Rakov have agreed to cooperate with S&B and MIDAS in the exploration, development, and mining of precious metals (gold and silver) in the Area, under the terms and conditions of the Lease, and such parties, together with S&B and MIDAS, have thus adopted, on March 27th, 1998, a Private Agreement memorializing the guidelines of this cooperation
     (hereinafter, the "Midas Agreement", a copy of which is attached to this Agreement, as Annexure A).

D. WHEREAS according to the Midas Agreement the cooperation of the Parties will be effected within the framework of MIDAS.

E. WHEREAS Royal and Rakov have agreed to establish a new company (hereinafter to be referred to as "NEWCO"), and their participation in the Midas Agreement will be effected through NEWCO.

NOW THEREFORE, IT HAS BEEN AGREED BETWEEN
THE PARTIES AS FOLLOWS:
1    DEFINITIONS
As used hereafter in the Agreement, specific terms not defined herein shall have the same meaning as is set forth for such terms in the Midas Agreement.

2    THE BUSINESS
The Parties agree to form a corporation ("NEWCO"), under the laws of Greece, for the purpose of performing the joint and several obligations of Royal and Rakov under the Midas Agreement.
Royal is hereby authorized to prepare and file any and all such documents and to do such necessary acts as are required to form NEWCO. Rakov hereby irrevocably constitutes Royal its lawful attorney for the purposes of completing such incorporation and qualification to do business. NEWCO shall be incorporated as a Greek Societe Anonyme, unless the Parties agree on another type of entity. The costs of incorporation will be shared equally by the Parties. The name of NEWCO will be "Milos Gold S.A.," if that name is available.

     The Parties will cause NEWCO to enter into the Midas
Agreement as "NEWCO," as that term is defined in the Midas
Agreement.

     As soon as NEWCO is established the Parties will cause it to send to S&B a letter by which it will be fully and unreservedly undertaking any and all obligations related to NEWCO and provided for under the Midas Agreement and under the Lease.

     As long as NEWCO is not established, or so long as it is established but has not yet responded to the obligation set forth in Clause 2.3 above, any reference to NEWCO under this Agreement and under the Midas Agreement shall be deemed to be a reference to Royal. In such circumstances, Royal shall exercise all of NEWCO s rights, and Royal shall be liable for all of NEWCO s obligations.

3    INTERIM PERIOD

3.1  During the Interim Period (September 1, 1997 through the
     Effective Date under the Midas Agreement), the Parties will cooperate and use their best endeavours in order to maintain the Lease in good standing.

3.2 All Expenses incurred by any of NEWCO, Royal or Rakov during the Interim Period shall be deemed to be incurred by or on behalf of NEWCO, for the benefit of MIDAS.
     "Expenses" shall include all costs incurred for further Exploration, and necessary costs for maintaining the Lease, as well as costs and expenses incurred in connection with the application, procedure and approval of the Extension, and the execution of any relevant modification to the Lease.

3.3  If the Greek Minister of Development approves the
     Extension, and the Midas Agreement then enters into force as set forth in Clause 3.3 of such agreement (the "Effective Date"), MIDAS will be reimbursed by NEWCO for the Expenses incurred by MIDAS during the Interim Period, and such reimbursement amount will be computed towards the Sum.

3.4 If the Midas Agreement is terminated according to Clause 3.3 of the Midas Agreement, no Party shall be entitled to any reimbursement for Expenses borne by it during the Interim
     Period.

4    PARTICIPATING INTERESTS

4.1  The Parties hereby acknowledge and agree that their initial
     Participating Interests in NEWCO, following the formation of NEWCO, shall be:

     a. Rakov: 400,000 Shares, which shall represent 50% of NEWCO s issued share capital; and

     b. Royal: 400,000 Shares, which shall represent 50% of NEWCO s issued share capital.

4.2 The Participating Interests of the Parties may change from time to time in accordance with the provisions contained herein.

5 CONTRIBUTION OF THE SUM

5.1 From September 1, 1997 forward, the Expenses which are required or permitted by the Midas Agreement shall be funded exclusively by or on behalf of NEWCO, up to the amount of 5,000,000 US $ ("The Sum"), at a rate of at least 1,700,000 US $ per year, as determined in the Annual Programs and Budgets that are to be prepared and submitted pursuant to the procedure described in Clauses 6.3. and 6.4 of the Midas Agreement. Any Expenses incurred by or on behalf of NEWCO during the Interim Period shall be credited against the Sum.

5.2 After the expenditure of the Sum as aforementioned, Expenses shall be funded by NEWCO and by S&B in the manner provided for in Clause 7 of the Midas Agreement.

5.3 As of January 31, 1998, Royal has already expended, on behalf of NEWCO, and as a contribution towards the Sum, a total of [+$400,000 (US).] Rakov shall, within sixty (60) days following execution of this Agreement, reimburse to Royal 50% of the stated amount.

5.4 Rakov and Royal shall, upon written notice of the General Manager of NEWCO, as described in Clause 6.7 of this Agreement, make further advances to NEWCO to meet
     Expenses until the date the aggregate of such advances equals 1,800,000 US $. The Shareholders shall, promptly thereafter, cause NEWCO, through its Shareholders Meeting, to increase NEWCO's capital by the issue of 54,000 new
     Shares of nominal value of 1,000 drs each and at an issue price of 1,000 drs each. Such capital increase will be covered exclusively by the advances of 1,800,000 US $ made to NEWCO by Royal and Rakov.

5.5 If after the contribution of the Minimum Sum under the Midas Agreement, NEWCO does not exercise its right to withdraw from the Midas Agreement under Clause 27.1 thereof, the balance of the Sum required to be funded by NEWCO shall be met by way of further advances by Rakov and Royal to NEWCO, against further capital increases by NEWCO. On each occasion that such advances reach
     2,000,000 US $ or higher, or at least every six months, the herein-described advances will be capitalized through a NEWCO Shareholders Meeting decision, by the issue of such a number of new Shares of NEWCO as will arise from the appropriate division of the advances, at the issue price of 1,000 drs per Share. This procedure will continue until the entire Sum required under the Midas Agreement has been fully paid by NEWCO to MIDAS, or has otherwise been advanced by NEWCO on behalf of MIDAS. All such capital increases will be made through the issue of NEWCO Shares at an issue price of 1,000 drs each.

6    FUNDING AFTER CONTRIBUTION OF THE SUM

6.1 After the funding of the Sum that NEWCO is required to contribute to MIDAS (or that NEWCO is required to expend for or on behalf of MIDAS), the Shareholders of NEWCO must ensure that NEWCO has sufficient funds to carry on the Business of MIDAS from:

     (a) further subscriptions of equity capital by  the Shareholders;
     (b) cash generated by income earned;
     (c) loans by the Shareholders to NEWCO;
     (d) initial public offering or private placement of debt or equity securities, if permitted under the Midas Agreement;
     (e) floating of NEWCO in an International Stock Exchange; or
     (f) external borrowings by  NEWCO.

6.2 After the payment of the Sum, NEWCO's share of all funding determined in any Annual Program and Budget that is approved by the Board of MIDAS, shall be provided to NEWCO, by all Shareholders of NEWCO, when and as required, in cash, in proportion to such Shareholders' then-existing Participating Interests in NEWCO. In the event that a Shareholder has made an advance or a loan to NEWCO above such Shareholder's Participating Interest's requirement, such surplus shall be offset against any cash call. Contributions by the Shareholders of NEWCO may be provided as loans or by way of subscription for shares, provided that the NEWCO Shareholders at all times provide their respective contributions in the same way.

6.3 Loans made in accordance with Clause 6.1(c) of this Agreement will be made in proportion to the Shareholders respective Participating Interests, and on such terms and conditions (including terms and conditions concerning times for repayment of principal and interest and rate of interest) as are agreed from time to time by the Shareholders and the Board, provided that all such loans and any securities shall be subordinated to any external borrowings and securities thereof.

6.4 Funding by an initial public offering or private placement of debt or equity securities, as per Clause 6.1(d) of this Agreement, will be effected on terms and conditions decided by the Board and the Shareholders, and any resulting dilution shall be borne by the Shareholders in proportion to their Participating Interests at the time of the transaction.

6.5 The Shareholders may agree to float NEWCO in an International Stock Exchange, as provided for under Clause
     6.1(e) of this Agreement, for the purpose of raising enough funds to finance NEWCO's share of Expenses for MIDAS.

6.6 The Shareholders shall ensure that NEWCO maintains a commercially prudent debt to equity ratio.

6.7 The General Manager shall give written notice to each Shareholder of all calls for funding hereunder, or for written assurances of availability thereof, in which notice the manner of furnishing the same shall be specified, and each Shareholder shall furnish its proportionate share of such funding, as called for by the General Manager, promptly, and in any event within 30 days following receipt of any such notice.

6.8 If any Shareholder fails for any reason to furnish its proportionate contribution to the funding of NEWCO's share of Expenses for MIDAS, within the time required, or within an extension of such time as may be set by the Board, then the other Shareholder, at its option, may either -

     (a) furnish any such deficiency, and the Shareholder in default shall be liable to pay interest to the non-Defaulting Shareholder on the amount in default at the rate per annum which is two
         (2%) percentage points above the LIBOR Rate for one-year maturities, as adjusted from time to time, and with interest commencing on the date that the funded deficiency was otherwise due to be paid and with such interest accruing until such deficiency and all interest thereon is paid in full; or

     (b) elect to treat the failure of the defaulting Shareholder as an Event of Default, in accordance with Clause 12 of this Agreement.

7 MANAGEMENT OF NEWCO

7.1 Rakov agrees to vote its shares of NEWCO to elect or appoint Royal's nominee to be General Manager of NEWCO during the Earn-In Period that is provided for in the Midas Agreement. (Such nominee shall also serve as General Manager of MIDAS during the Earn-In Period.)

7.2 The General Manager shall be responsible for the execution of the NEWCO Board's decisions with respect to management and administration of NEWCO.

7.3 All operations relevant to the management and administration of NEWCO shall be conducted by the General Manager in accordance with the decisions and directions of the Board, as defined in Clause 8, in a careful and workmanlike manner, in full compliance with all laws, ordinances, rules, regulations, orders and directives of any and all authorities having jurisdiction over the Business.

7.4 Two signatures to be specified by the Board shall be required on all binding documents executed in the name of NEWCO.
  Such documents shall include, indicatively and not by way of limitation, contracts for goods, services and personnel as well as any other document necessary or advisable for the conduct of the Business. The General Manager shall use procedures and manuals approved by the Board for the procurement of goods and services.

7.5 The General Manager shall procure, at the expense of NEWCO and for the protection of NEWCO, such minimum amounts of insurance cover as may be required by applicable law or such greater amounts as may be approved by the Board.

7.6 The General Manager shall also be responsible for and do, either himself or through personnel hired for this purpose, the following :

7.6.1 Draw up and submit to the Board, for its consideration, a draft of an Annual Program and Budget, such draft to be presented at least three (3) months prior to the commencement of the Fiscal Year to which such Annual
  Program and Budget relates. (Fiscal Years shall run from July 1 of any calendar year to June 30 of the next succeeding calendar year.) The proposed Annual Program and Budget shall form a part of the rolling five-year business plan described in Clause 7.6.2 hereof.

7.6.2 Draw up and submit to the Board, for its consideration, a draft of a proposed five-year rolling business plan, each such plan to be submitted at the same time as the draft of the Annual Program and Budget that is provided for in Clause 7.6.1.

7.6.3 Secure and submit to the Board, for its approval, the relevant MIDAS feasibility study and Mine Development Plan, when appropriate.

7.6.4 Provide to the Shareholders monthly reports on the status of the Business.

7.6.5 Permit and facilitate the inspection by any Shareholder, through its authorised representatives or recognised chartered accountants, of all the books, maps, correspondence, directives, drawings, invoices, reports, memos and any other document of the General Manager related to and connected with the Business. Any Shareholder shall be entitled to make copies of any of the said documents. The General Manager shall be obligated to maintain all documents and written material for a period of seven (7) years, or longer if the relevant laws so require.

7.6.6 Keep or cause to be kept comprehensive, true and accurate records and accounts of the Business, the General Manager's performance of his/her duties under this Agreement, all property, real and personal belonging to, and of all transactions entered into by or on behalf of NEWCO, the costs and expenses relating to the Operations, and such other matters as may be required from time to time by the Board.

7.6.7 Ensure that NEWCO adheres to and implements each approved Annual Program and Budget.

7.6.8 Ensure that the Directors receive sufficient management and financial information and reports to allow them to evaluate the carrying out of the Business and the proposed Annual
  Program and Budget.

7.6.9 Ensure that NEWCO allows, after receiving reasonable notice, a Director or his or her representative, and a representative of any Shareholder, to visit and inspect the premises and any property of NEWCO or MIDAS; to inspect and take copies of the documents relating to the Business, and relating to NEWCO's and MIDAS' affairs, including all books of account; and to discuss the affairs, finances and accounts of NEWCO and MIDAS with the officers, employees and Auditors of NEWCO and MIDAS, at all reasonable times.

7.6.10 Keep NEWCO's assets in good condition.

7.6.11 Ensure that NEWCO complies with all requirements of government authorities relating to the Business.

7.6.12 Perform all duties specifically delegated to him/her.

7.6.13 Until the Earn-In under the Midas Agreement is complete, the General Manager is to be appointed by the Board upon Royal's proposal. The General Manager may be dismissed by the Board, but only with the concurrence of Royal.
  Following the payment of the Sum under the Midas
  Agreement, the Board, on an annual basis, will appoint the General Manager of NEWCO, and the General Manager will then serve at the pleasure of the Board.

8 BOARD

8.1 The Board will be responsible for the management and administration of NEWCO. The Board will, indicatively and not by way of limitation, decide upon the following matters:

8.2 NEWCO's position with respect to any vote within MIDAS on

8.2.1 the voluntary relinquishment of all or any part of the Lease according to the terms and conditions of the Lease;

8.2.2 undertakings vis-a-vis the Greek State which materially increase the obligations of NEWCO or MIDAS with respect to the Business;

8.2.3 approval, revision and amendments of the Annual Programs and Budgets and the relevant Mine Development Plan;

8.2.4 terms and conditions of any external borrowings, and terms and conditions of any Shareholder loans;

8.2.5  the hiring of the General Manager, subject to Clauses 7.1.
  and 7.6.13., as well as the delegating of material powers and responsibilities to the General Manager;

8.2.6 mortgages and other encumbrances on real property or mining rights of NEWCO;

8.2.7  guarantees of NEWCO on behalf of third parties;

8.2.8 release of any debt owing to NEWCO, or compromise of any claim vested in NEWCO;

8.3 The Board of NEWCO shall consist of 4 Directors, 2 Directors proposed by Rakov and 2 proposed by Royal. The first Directors shall be the ones identified in Annexure B. In addition to the Directors, each Shareholder may, upon prior approval of the Board, bring to all such meetings such technical and other advisers as it may deem appropriate. Until the Sum has been paid or expended on behalf of MIDAS under the Midas Agreement, the Chairman of the Board shall be selected from among the Directors proposed by Royal; the Vice-Chairman of the Board shall be selected from among the Directors proposed by Rakov.

8.4 All costs associated with any technical or other advisors brought to such meetings of the Board and other expenses incurred by a Shareholder with regards to such meetings, shall be borne individually by each Shareholder and shall not be regarded as Expenses, unless the Board previously agrees otherwise.

8.5 The meetings of the Board shall be held at such times as the Board shall determine, provided that the Board shall meet at least once a month in order to meet the minimum number of Board meetings required by law. All costs and expenses associated with a meeting of the Board incurred by or on behalf of any individual Director shall be borne by the Shareholder that nominated such Director.

8.6 Except as otherwise specifically provided in the Agreement, each meeting of the Board shall be convened and held in accordance with the Articles of NEWCO and applicable law.
  No meeting may be called on less than fifteen (15) days advance written notice unless the Directors otherwise mutually agree. Such request and notice shall include an agenda setting forth in sufficient detail all matters to be discussed and decided. A matter not included in an agenda for a meeting shall not be considered without the prior unanimous consent of all Directors. Any Director failing to attend any meeting properly called for, or failing to vote with respect to any item properly included on the agenda of any meeting, shall be bound by any decision properly made at such meeting with respect to any matter properly considered at such meeting or with respect to any item properly included on the agenda, as the case may be. Meetings shall be held in Athens or such other place as the Shareholders may decide from time to time.

8.7 Under Greek law as it currently stands, it is not possible for the Board to adopt enforceable decisions through circulating resolutions. If in the future such possibility is available, decisions will be taken by circulating resolutions. The
  Shareholders will make every effort to facilitate the deliberation and decision making process through written and oral communications prior to the holding of the Board's meetings.

8.8 All the decisions of the Board other than those provided for herein shall be made by simple majority of the Directors present or lawfully represented at the meeting.

9 SHAREHOLDERS' GENERAL ASSEMBLY

9.1 The Shareholders' General Assembly shall convene at least once a year and as often as is required, if decisions are required to be made that can only be made by the Shareholders. Such meetings shall be called by the Chairman of the Board, or by any Shareholder as provided in the Articles and applicable law. Written notice to that effect must be given to the Shareholders at least twenty (20) days prior to the date of the meeting.

9.2 Rakov agrees to vote for Royal's nominee for Chairman throughout the Earn-In Period called for in the Midas
  Agreement.

9.3 Before the Earn-In Date all decisions of the Shareholders' General Assembly which are required by law to be taken by an increased majority shall require unanimous consent of the votes represented at the General Assembly and entitled to vote at that time.

9.4 After the Earn-In Date, decisions of the General Assembly that are required by law to be taken by an increased majority shall be taken by the increased majority determined under the Articles of NEWCO and applicable law.

10   DILUTION

10.1 Following (but only following) the Earn-In Date under the Midas Agreement, the provisions of Clause 11 of the Midas
  Agreement shall apply to the Shareholders of NEWCO, mutatis mutandis.

11   DEFAULT

11.1   The following events are Events of Default under this
  Agreement:

 (a) Failure by Royal or Rakov to make timely delivery of funds called for by the General Manager during the Earn-In
       Period;

 (b) the Transfer or encumbrance (or attempted Transfer or encumbrance) of all or any Shares or Participating
       Interest by a Shareholder, except in accordance with the provisions of this Agreement;

 (c)   a breach of a material provision of the this Agreement

 (d) a petition in bankruptcy or a winding-up petition (except for the purposes of reconstruction) in respect of a Shareholder, filed by or against it and such petition is not withdrawn or dismissed within thirty (30) days after its filing; or

 (e) the making of an assignment for the benefit of creditors of a Shareholder; or

 (f) A receiver or compulsory administrator is appointed for a Shareholder or its assets and such appointment is not discharged within thirty (30) days; or

 (g)   a Shareholder ceases to carry on its business.

11.2 If a Shareholder is responsible for an Event of Default, as such are listed above, during the Earn-In Period, the other
  Shareholder may:

 (a) Put such Shareholder in default by giving it notice in writing setting out the default ("Default Notice") to this Shareholder; and

 (b) If such default is not cured within thirty (30) days following receipt of such Default Notice, the non-Defaulting
       Shareholder shall be entitled to delivery of all of the Defaulting Shareholder's Shares of NEWCO, together with appropriate transfer instruments, duly endorsed, and together with such other documents as may be necessary to assign any loans made by the Defaulting Shareholder to NEWCO pursuant to Clause 6.1(c) of this Agreement. The Defaulting
       Shareholder shall also deliver executed resignations of any Directors that had been nominated by the Defaulting Shareholder. Each Shareholder hereby irrevocably constitutes the other its lawful attorney for the purpose of completing any transaction pursuant to this Clause, and obtaining the necessary approvals from the Minister of Development.

11.3 If a Shareholder is responsible for an Event of Default after the Earn-In Period, then the provisions of Clause 12 of the Midas Agreement shall apply, mutatis mutandis.

11.4 The provisions of this Clause 11 regarding default are subject to the provisions of Clause 22 of this Agreement regarding
  Disputes and Arbitration.

11.5   Wherever an Event of Default occurs pursuant to this Clause:

  (a) the Board may apply any dividends or interest payments which have accrued or are payable to the Defaulting Shareholder towards any moneys which the Defaulting Shareholder is liable to pay or provide to NEWCO, and which have not been so paid or provided;

  (b) the Board may treat any amount due and payable to NEWCO by a Defaulting Shareholder as a debt, and that amount shall be deemed prima facie to be a true and lawful debt owed to NEWCO, and the Board may charge the Defaulting Shareholder interest on the amount of the debt at the rate determined to be the overdraft rate of interest, as under Clause 7.9 of the Midas Agreement at the time of the Event of Default;

  (c) neither the Defaulting Shareholder nor any of its nominees holding shares in NEWCO shall be entitled to vote in respect of its Shares at any General Assembly of NEWCO during the period from the date of the Event of Default to the date that such Event of Default is fully rectified, and the other Shareholder hereto shall take all such necessary steps to ensure that the Defaulting Shareholder and its nominees are not entitled to vote; and

  (d) neither the Defaulting Shareholder nor its nominees shall be entitled to propose in the General Assembly of the Shareholders any Directors during the period between the date of any relevant Event of Default and the date that such Event of Default is fully rectified, and the Defaulting Shareholder shall take all necessary steps to ensure that any Director or Directors proposed by the Defaulting Shareholder (or its nominees) resign promptly following any Event of Default.

12   TRANSFER OF INTEREST

12.1 Any Shareholder may transfer all or part of its Participating Interest ("the Parcel") subject to the provisions of this Agreement.

12.2   In case a Shareholder wishes to transfer a Parcel (the
  "Transferring Shareholder"), the other Shareholder has a pre-emptive right in the acquisition of this Parcel according to the procedure provided for in the following Clauses.

12.3 The Transferring Shareholder shall give notice to the other Shareholder including the price and terms and conditions of the transfer ("Notice of Transfer"). If the Transferring
  Shareholder has received an offer from a third party the Notice of Transfer will include the offered price, terms and conditions.

12.4 The non-Transferring Shareholder, so notified, must respond to the Transferring Shareholder within thirty days from the Notice of Transfer whether it is interested in acquiring the Parcel under the same terms and conditions included in the notice.

12.5 In case the non-Transferring Shareholder exercises its option of acquisition, the transfer shall be effected within sixty (60) days after the Notice of Transfer, provided that the Transferring Shareholder has obtained the necessary approvals from the Ministry of Development for the transfer of the respective Shares.

12.6 In the event the non-Transferring Shareholder does not express within the stipulated time period its interest to purchase the Parcel, and a third party had made an offer, the Transferring Shareholder shall be free to transfer the Parcel to the third party at the stated price and under the stated terms and conditions within a period of ninety days following either the rejection by the non-Transferring Shareholder or the expiration of the time period determined in Clause 12.3, provided that the Transferring Shareholder has obtained all necessary approvals.

12.7 The transfer of the Parcel to such third party will only be effective if and when the transferee enters into a deed with the non-Transferring Shareholder agreeing to be bound by the terms and conditions of this Agreement (and agreeing to assume with respect to the Parcel purchased, the obligations pertinent under this Agreement and the Articles), and also agreeing to be bound by the terms and conditions of the Midas Agreement.

12.8 For the purpose of making certain that any third party to whom a Parcel is transferred hereunder is capable of assuming the financial burden accompanying such Parcel, no transfer may be made by either Shareholder without first obtaining the consent of the Board with respect thereto, which consent shall not be unreasonably withheld.

12.9 The restrictions (right of first refusal) stipulated in this Clause or anywhere else in the Agreement with regards to the transfer of the Parcel shall not apply in the event that the proposed transfer is to an Affiliate of the Transferring
  Shareholder, provided that such Affiliate adheres to Clause
  12.7 hereof.

12.10 In the event that, in the future, there exists more than two Shareholders, the non-Transferring Shareholders will have an option to acquire the Parcel in proportion to their then-existing Participating Interests.

12.11 If the options exercised by the non-Transferring Shareholders do not wholly cover the Parcel, Clause 12.6 of this Agreement shall apply.

13     CONFIDENTIALITY

13.1 The Parties shall agree upon appropriate procedures for the protection of technical and other information that is designated as "proprietary" or "confidential".

13.2 No Shareholder or Party, without the prior written consent of the other Parties, shall disclose to any unrelated third person, unless required by law or regulation, including but not limited to stock exchange regulations in Greece, Europe, Australia, USA or elsewhere, any Confidential Information.

13.3 Where information is required to be released in respect of Stock Exchange requirements or securities laws or regulations, the Parties shall be required to approve the draft of any planned release prior to such release, prepared by any Party, such approval not to be unreasonably or unduly withheld, and each Party shall act promptly in approving such release. In the event that the addressee, with respect to the proposed release, receives no comment within five business days from receipt of notice, the release shall be deemed approved by the Party not making comments.

13.4 No Party shall make advertisements, release publicity material, publications, news statements or similar written matters which relate to the Operations until the same shall be submitted to and approved by the other Party or Parties, such approval not to be unreasonably withheld.

13.5 The Parties agree that Confidential Information shall be kept confidential throughout the duration of the Agreement, and that further additional documents necessary to implement that intention will be executed by either Party, when and as requested by the other Party. Confidential Information may be shared by either Party with any third party, subject to prior execution of an appropriate confidentiality agreement, and provided that any such confidentiality agreement will not release the Party from liability in case of disclosure of Confidential Information by the third party that breaches such confidentiality agreement.

14.    [This section has been omitted.]

15.     DEADLOCK

15.1 If at a meeting of the Board a deadlock situation (an equality of votes, or a lack of majority required for a decision on an issue of major importance) has come to exist, and despite any amicable efforts of the Shareholders, such situation remains unresolved during a period of one (1) month as from the date of the relevant meeting, either Shareholder may give notice in writing to the other Shareholder requesting the appointment of experts for the purpose of this Clause. For the purposes of this Clause, neither Party is permitted to cause a deadlock by adopting a position that would cause
  NEWCO to be in default under the Midas Agreement.

15.2 In the event of deadlock, the Shareholders will appoint one expert each within ten (10) days following the notice for the appointment of experts under the preceding Clause. No later than ten (10) days from the date of the appointment of the last expert, both experts will meet to identify the issues and appoint a third expert, who shall preside over the panel of experts (the "Panel"). Such appointment shall be concluded no later than fifteen (15) days following the initial meeting of the two experts.

15.3 The Shareholders will prepare and submit to the Panel all necessary documents providing the information and the arguments/positions of the Shareholders in order for the Panel to reach a decision. The Panel will also examine the witnesses of the Shareholders. Each Shareholder is entitled to propose two (2) witnesses to be examined by the Panel.


15.4 The documents will be submitted in their original language, and translation will be required, if such original language is other than English. The language of the procedure will be English and the place will be Athens, Greece.

15.5 The Panel must reach a recommendation within three (3) months following the appointment of the third expert as to how the deadlock ought to be resolved, and the recommendation of the Panel will also be taken by majority vote. The Panel will determine by majority vote all necessary details pertaining to the procedure established by this Clause. However, any extension of the deadlines established hereby will be effected only by unanimous decision of the Panel.

15.6 Each Shareholder will bear its own expense and the expenses of its expert in resolving any deadlock, but the expenses of the third expert and of the procedure will be split equally (50-50) between the Shareholders.

15.7 The decision of the Panel shall not be binding on the Shareholders. In the event the Shareholders have not reached an agreement to comply with the decision of the Panel, or have otherwise not reached a settlement within fifteen (15) days following the decision of the Panel, the following shall occur :

  (a) Each Shareholder must offer to the other Shareholder a certain price per Share, in a meeting of all Shareholders to take place sixty (60) to ninety (90) days following expiration of the preceding fifteen (15) days time period.

  (b) The Shareholder to which the offer of the higher price is made may, within fifteen (15) days after service of such offer either accept that offer or serve a notice on the other Shareholder (the "First Bidder"), unconditionally offering to purchase all of the Participating Interest held by the First Bidder. The price per Share offered to be paid to the First Bidder by the other Shareholder must be at least 5% higher than the offer price per Share specified in the First
      Bidder's offer.

  (c) Further counter-offers may be made by either Shareholder, subject to the same fifteen (15) days time-limits and with each new offer price per Share exceeding the previous offer price per Share by at least 5 %. If a new offer price per Share in a counter-offer does not exceed the previous offer price per Share by at least
      5%, that counter-offer shall be deemed not to have been made for the purposes of this Clause.

 (d) When fifteen (15) days has elapsed without the then current bid being accepted or countered by a further bid there will, subject to any Government or other consents and approvals which are required to be obtained at that time, be a binding contract between the then current highest bidder ('Buyer') and the other
      Shareholder ('Seller'), and the Seller shall be deemed to have accepted the offer to purchase its Participating Interest made by the Buyer.

 (e) The completion of the transfer of the Seller's Shares or Participating Interest to the Buyer will take place on or before fifteen (15) days after the Seller has accepted or is deemed to have accepted the offer made by the Buyer, provided that all necessary consents and approvals have been obtained. At the time of completion of the transfer the Seller will hand to the Buyer the certificates for the Seller's Shares, along with an assignment of any Shareholders' loans included in its Participating Interest and the Buyer will simultaneously hand to the Seller a bank cheque for the total purchase price.

 (f) In the event a Shareholder has failed to present an offer at the specified time and place, the bid process will start at the price offered by the Shareholder which has presented an offer.

16     FORCE MAJEURE

16.1 For the purpose of the Agreement "force majeure" means act of God, strike, lockout or other industrial disturbance, unavoidable accident, act of the public enemy, war, blockade, public riot, earthquake, lightning, fire, storm, flood, explosion, governmental restraint, acts of governmental agencies, definite inability to obtain or comply with necessary permits and Greek State consents, including transfer of MIDAS
  Shares from RGC to S&B, or from S&B to NEWCO or vice versa, or the acquisition of new MIDAS Shares by S&B or NEWCO, any other cause whatsoever whether of a kind specifically enumerated above or otherwise, which is beyond the reasonable control of the Shareholders, and renders the performance of the Agreement impossible even through any alternative legal means that the Shareholders may seek in good faith, provided that lack of funds for any reason shall not be construed as a cause beyond the reasonable control of the Shareholder affected, unless the lack of funds is a direct result of any restriction, control, penalty or other measure imposed by any government or agency thereof.

16.2 If a Shareholder is rendered unable wholly or in part, by force majeure, as defined in Clause 16.1, to carry out its obligations under the Agreement, other than in respect of the payment of called sums or other moneys payable by that Shareholder under the Agreement, that Shareholder shall give to the other
  Shareholder and to the General Manager prompt written notice of the force majeure occurrence, with reasonably full particulars concerning it, and the Shareholder giving the notice shall be excused from performing its obligations during, but not longer than, the continuance of the force majeure, and such Shareholder shall not, for reason of that inability or delay, be or be deemed to be a Defaulting
  Shareholder.

16.3 The Shareholder giving notice of force majeure shall use its reasonable endeavours and all reasonable diligence to remove the cause of the force majeure and shall begin or resume performance of its suspended obligations as soon as possible after that cause has been removed. To that end, the other Shareholder or Shareholders shall offer to the Shareholder giving notice of force majeure all reasonable assistance.

17  APPROVALS NOT OBTAINED

If the Greek Minister of Development refuses to grant consent to the application of S&B for the acquisition by NEWCO of the new
Shares of MIDAS that are to be issued after the capitalization of the Sum that is to be funded by NEWCO, the Parties will negotiate in good faith with S&B to determine a manner in which NEWCO can participate in the Exploration, Development and Mining Operations of the Product within the Area, with rights that are, as near as possible, equivalent to the rights provided for in the Midas Agreement.

18  GUARANTEE

18.1 Royal and Rakov have irrevocably and unconditionally guaranteed to S&B and to its successors or permitted assigns, as prime obligors, jointly and severally, with NEWCO, the good performance of all the obligations of NEWCO under the Midas Agreement, in each case waiving their rights of exception and division ("The Guarantee").

18.2 Within the framework of the Guarantee, the Parties have agreed to indemnify S&B against all losses or damages that the latter may suffer as a result of either a breach by or failure of performance by NEWCO of any of the aforesaid obligations under the Midas
Agreement.

18.3 The Guarantee shall remain in full force and effect, jointly and severally, until such time as NEWCO is fully discharged of all its obligations under the Midas Agreement.

19  S&B'S PRE-EMPTIVE RIGHTS UPON TRANSFER OF SHARES IN NEWCO

19.1 If Royal or Rakov wish to transfer their shares in NEWCO, S&B has a pre-emptive right (subordinate to the respective pre-emptive rights of Rakov or Royal) to acquire the number of shares that the disposing party is willing to transfer, and Clause 12 of this Agreement applies mutatis mutandis.

19.2 The pre-emptive right of S&B does not apply to any proposed transfer of NEWCO shares to an Affiliate of Royal or Rakov, or from Royal to Rakov, or vice versa.

19.3 Neither Royal nor Rakov shall have the right to float their shares in NEWCO of an International Stock Exchange without the prior written consent of S&B, unless S&B has first noticed that it has determined not to take MIDAS public.

20     NOTICES

20.1   Any notice or other communications pursuant to the
Agreement shall be in writing, delivered in person or sent by registered mail-return receipt requested, addressed as follows:
  (a)  If to Royal:
       To the Chairman, Royal Gold, Inc.
       Suite 1000, 1660 Wynkoop Street
       Denver, Colorado 80202-1132
       Tel.:     (303) 573-1660
       Fax: (303) 595-9385

  (b)  If to Rakov:
       [To be furnished.]

     The effective date of such notices shall be the date of receipt by the addressee, as evidenced by the post office or the courier service, or fax confirmation.

20.2 Any Party may change its address for the purposes of the Agreement by giving at least fourteen (14) days notice in writing to the other Parties hereto.

21.    [This section has been omitted.]

22     DISPUTES - ARBITRATION

     Any dispute, controversy, claim arising out of or relating to the Agreement or the subject matter of the Agreement, or the execution, validity, interpretation, implementation, breach or termination hereof, or the rights and liabilities of the Parties hereunder shall be settled by arbitration in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce. The Arbitration court shall comprise 3 arbitrators;
each Party appointing one arbitrator and the third arbitrator being the Chairman shall be appointed by the two arbitrators. The arbitration proceedings shall take place in Athens, in the English language, before one arbitrator who shall be appointed by the Court of Arbitration in accordance with the said Rules. The arbitrators shall apply the substantive laws of the Greek State. The award of the arbitration shall be in the English language and shall be final, irrevocable and binding on all the Parties which were invited to participate in the arbitration proceedings, without recourse to any regular or extraordinary means of appeal and shall be enforceable in any Court of law having jurisdiction over the Parties. The cost of such arbitration shall be assessed to such Party or Parties as may be determined by the arbitrators.

23     GOVERNING LAW
     This Agreement shall be governed by and construed in accordance with the laws of the Greek State.

24     MISCELLANEOUS

24.1 The Agreement sets forth the full and complete understanding of the Parties with respect to the subject matter hereof as of the date first above stated, and it supersedes all previous agreements, representations, minutes and memoranda made or dated prior hereto and relating to the subject matter hereof

24.2 Any modification or amendment of the Agreement or any agreement of the Parties required by the Agreement shall not be of any force or effect unless it is in writing and signed by each of the Parties.

24.3 Any invalidity of a term, section, Clause or provision of the Agreement judged to be invalid for any reason whatsoever by the arbitrator or a court of competent jurisdiction shall not affect the validity or operation of any other term, section, Clause or provision of the Agreement.

24.4 The Agreement shall be binding upon and inure for the benefit of the Parties hereto and their respective permitted assigns and successors in title, but all in accordance with the provisions hereof.

24.5 Each party will bear its own legal expenses, other than the payment of stamp duty, incurred in the preparation and settling of the Agreement. Any stamp duty payable on the Agreement shall be a NEWCO expense, payable by the Parties in proportion to their respective Participating
  Interests.

24.6 Each Party will do, execute, acknowledge and deliver all and every such further acts, deeds, agreements, assignments and assurances as shall be reasonably necessary and required for the purposes of giving full effect to the Agreement.

24.7 Headings and paragraph titles are for the sole purpose of facilitating the review of the text, and have no further legal significance.

24.8 If there is any conflict between the provisions of the Agreement and the Articles, the provisions of the Agreement shall prevail and on written request by either Shareholder to the Chairman of the Board, the Articles shall be amended, to the extent possible, to remove any such conflict.

24.9 Unless another provision of the Agreement specifies to the contrary, a Party must not unreasonably withhold or delay any approval or consent that may be required from that Party under the Agreement.

24.10 No Shareholder shall be entitled to mortgage, pledge, charge, encumber or create or suffer to exist, a lien, charge, or encumbrance over in respect of all or part of its Participating Interest without the prior written consent of the other Shareholder.

24.11 All contracts for goods or services respecting the Business shall be negotiated on an arm's length and competitive basis even if the services or goods required can be provided by one of the Shareholders or their respective Affiliates. In the event of equal terms, a Shareholder or its Affiliate will be preferred over any third party.

25     [This section has been omitted.]

26     TERM OF AGREEMENT

26.1 The Agreement shall come into effect on the date of execution, with retroactive application as set forth herein regarding Expenses incurred since September 1, 1997, and the Agreement shall remain in full force and effect until:

       (a) terminated by written agreement between all Shareholders; or
       (b)  any Shareholder holds all of the Participating
            Interests, or
       (c)  NEWCO is liquidated or wound up

26.2 Termination of the Agreement does not extinguish or otherwise affect any rights of any Shareholder against the other which:

     (a) accrued before the time at which termination or release occurred; or
     (b) by necessary implication shall survive the termination of the Agreement.

26.3 Clauses that are expressed to survive termination will do so.

27     WITHDRAWAL FROM MIDAS AGREEMENT

27.1 Subject to Clause 27.2, NEWCO may not withdraw from the Midas Agreement until it has paid in to MIDAS, or until it has expended on behalf of MIDAS, the Minimum Sum, as described in the Midas Agreement (1,700,000 US $).

27.2 Depending upon the Minister's approval for the Extension of the Lease as described in Clause 3.3 of the Midas Agreement, NEWCO may withdraw from the Midas Agreement within fifteen
(15) days following the above ministerial decision, if the conditions of the approval for the Extension may be considered, in good faith, to be overly burdensome.

27.3 In case NEWCO withdraws from the Midas Agreement before the Earn-In Date, it shall do all things necessary to fully and effectively transfer the MIDAS Shares issued in its name to S&B, for a purchase price of 1,000 Drs for all such Shares. NEWCO hereby irrevocably constitutes S&B its lawful attorney for the purpose of completing any transaction pursuant to this clause and obtaining the necessary approvals by the Greek Minister of Development. Notwithstanding the above right of S&B, NEWCO shall not be released from any of its obligations under the Midas Agreement until it has completed all such acts necessary for the transfer to S&B of any of its Shares in MIDAS.

27.4   After the Earn-In Date, under the Midas Agreement, any
Shareholder of MIDAS may withdraw from the Midas Agreement at any time, provided that such Shareholder gives Notice of Transfer of its Participating Interest, and provided that the other Shareholders of MIDAS have an opportunity to exercise their pre-emptive rights as per Clause 13 of the Midas Agreement.

IN WITNESS WHEREOF the Parties hereto have executed these presents in three (3) original copies, the day and year first hereinabove written. Each Party has taken one fully-executed copy, whereas the third copy will be deposited with the pertinent
Tax Office, as provided by law.


ROYAL GOLD, INC.

By:    /s/
  Peter B. Babin
  President


RAKOV PTY LTD

By:    /s/
  Ian Plimer
  Managing Director